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                                                                    EXHIBIT 99.1




TRAVELCENTERS OF AMERICA, INC. ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION FOR ITS 12 3/4% SENIOR SUBORDINATED NOTES DUE MAY 1, 2009


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WESTLAKE, Ohio -- June 2, 2005 --TravelCenters of America, Inc. (the "Company")
announced today that it had commenced a cash tender offer and consent solicitation for any and all of the $190,000,000 aggregate outstanding principal amount of its 12 3/4% senior subordinated notes due May 1, 2009 (the "Notes"). The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company's Offer to Purchase and Consent Solicitation Statement dated June 2, 2005. The consent solicitation will expire at 5:00 p.m., New York City time, on June 15, 2005, unless extended (the "Consent Date"). The tender offer will expire at 12:00 midnight, New York City time, on June 29, 2005, unless extended (the "Expiration Date").

Holders tendering their Notes will be required to consent to certain proposed amendments to the Notes and to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants, certain events of default and certain other related provisions from the indenture governing the Notes. The tender offer and consent solicitation are conditioned on (1) the consummation of the refinancing of the Company's credit facilities and (2) the receipt of consents from holders of at least 50% of the outstanding principal amount of the Notes, among other conditions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

The total consideration to be paid for each $1,000 principal amount of Notes validly tendered prior to the Consent Date will be a price equal to (i) the present value, determined in accordance with standard market practice, on a date promptly following the Expiration Date, of $1,063.75 per $1,000 principal amount of the Notes on the earliest redemption date, November 1, 2005, and all future interest payments payable up to the earliest redemption date, determined on the basis of a yield to the earliest redemption date equal to the sum of (x) the yield on the 1 5/8% (1.625%) U.S. Treasury Note due October 31, 2005, as calculated by the Dealer Managers and Solicitation Agents in accordance with standard market practice, based on the bid price of such reference security as of 2:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, as displayed on the Bloomberg Government Pricing Monitor on "Page PX3" or any recognized quotation source selected by the Dealer Managers and Solicitation Agents in their sole discretion, plus (y) 50 basis points, minus (ii) accrued and unpaid interest on such $1,000 principal amount to, but not including, the date of payment (the "Total Consideration"). All holders whose Notes are accepted for purchase will also be paid accrued and unpaid interest.

In the event that any Notes are accepted for purchase pursuant to the tender offer and consent solicitation and the proposed amendments to the indenture become operative, the Company will make a consent payment of $30.00 per $1,000 principal amount of the Notes for which consents have been validly delivered on or prior to the Consent Date (the "Consent Payment"). The Consent Payment is included in Total Consideration. Holders


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who validly tender their Notes after the Consent Date but prior to the
Expiration Date will be eligible to receive only the Tender Offer Consideration, which equals the Total Consideration less the Consent Payment. The Company may amend, extend or terminate the tender offer and consent solicitation at any time.

J.P. Morgan Securities Inc. and Lehman Brothers Inc. are the Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. The depositary and information agent is D.F. King & Co., Inc. Questions or requests for assistance may be directed to J.P. Morgan Securities Inc. (telephone: (212) 834-3424 (collect) or (866) 834-4666 (toll free)) or to Lehman Brothers Inc. (telephone: (212) 528-7581 (collect) or (800) 438-3242 (toll free)). Requests for documentation may be directed to D.F. King & Co., Inc., the Information Agent (telephone: (212) 269-5550 (for banks and brokers only) and (800) 488-8075 (for all others toll free)).

This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated.

This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Notes. The tender offer and consent solicitation is made only by the Offer to Purchase and Consent Solicitation Statement dated June 2, 2005. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer and consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by J.P. Morgan Securities Inc. or Lehman Brothers Inc. on behalf of the Company.

TravelCenters of America (TA), headquartered in Westlake, Ohio, is the largest network of full-service travel centers and heavy truck repair facilities in North America. The Company has more than 11,500 employees at 159 locations in 40 states and Canada. With more than 30 years of experience, TravelCenters of America has established itself as a leader in serving professional drivers and motorists alike. For more information, go to: www.tatravelcenters.com.

CONTACT: Tom Liutkus of TravelCenters of America, Inc., 440-808-7364, or liutkus.tom@tatravelcenters.com